EXHIBIT 4.3

                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (the "Agreement") is entered into effective this 20th day of October 1998 by and between Restaurant Teams International, a Texas corporation (the "Company"), and Steve Nadroski. (the "Consultant").

         WHEREAS, the Consultant has expertise and knowledge regarding computer hardware and software compliance; and

     WHEREAS, the Company has need for the services of the Consultant.

                                    Agreement

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, the benefit to the parties to be derived therefrom and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

         1. Services. Consultant is hereby retained by the Company to serve as an independent consultant to provide advice and services to the Company in connection with Y2K compliance and other software functions. During the term of this Agreement Consultant agrees to provide such services to the Company as the Company may from time to time reasonably request, including without limitation, advice and service with respect to those matters as to which it has special competence by reason of its business experience, knowledge, and abilities. Consultant shall make itself available during reasonable business hours to perform all services reasonably requested by the Company.

         2. Term. The Agreement shall commence on the date hereof and shall remain in full force and effect for a period of six (6) months from the date hereof.

         3. Compensation. The Company shall pay, and Consultant shall accept as compensation hereunder an option to purchase 75,000 shares of the Company's common stock, at an option exercise price of $2.75 per share (the "Option"). All shares of the Company's common stock issued as compensation for services hereunder on exercise of the Option will be registered under a registration statement on Form S-8 filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

         4. Reimbursement for Costs. The Company shall pay all reasonable and necessary out-of-pocket business expenses incurred by Consultant in the course of providing advice and services to the Company under the terms of this Agreement up to $250.00 Consultant shall provide the Company with all receipts and/or other documentation concerning such out-of-pocket expenses and the Company, on receipt of documentation acceptable to it; including a statement



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setting  forth the  purpose of such  expenses,  shall pay such  expenses  within fifteen (15) days of the receipt of such documentation.

         5. Independent Contractor. Consultant is retained under the terms of this Agreement as an independent contractor and nothing herein shall be construed as creating an employer/employee relationship, partnership or joint venture between the parties. Consultant shall be solely liable for the payment of any taxes imposed or arising out of the payment of the compensation to it by the Company as set forth in this Agreement, including taxes imposed by Internal Revenue Code sections 3508, 6153 and 1401 through 1403. The Company agrees to the following rights of Consultant consistent with an independent contractor relationship:

          (A) Consultant has the rights to perform services for others during the term of this Agreement;

          (B) Consultant will furnish all materials used to provide the services required by this Agreement;

          (C) Consultant has the right to hire assistants as subcontractors or to use third parties to provide the services required by this Agreement; provided, however, that the Company is not liable for resulting costs; and

          (D) Neither Consultant nor its employee or agents shall be required to devote full time to performing the services required by this Agreement.

         6. Authority to Act. The Consultant shall not have the authority to act on behalf of the Company or to enter into agreements on behalf of the Company.

         7. Indemnification. To the extent permitted by law, the Company will indemnify Consultant and its agents against any claim or liability and will hold the Consultant and its agents harmless from and pay any expenses (including without limitation, legal fees and court costs), judgments, penalties, settlements and other amounts arising out of or in connection with any act or omission of the Consultant and its agents performed or made in good faith on behalf of the Company pursuant to this Agreement, unless such action involves gross negligence.

         8. Nondisclosure of information. Consultant agrees that during the term of this Agreement, Consultant will not, directly or indirectly, disclose to any person not authorized by the Company to receive or use such information, any of the Company's confidential or proprietary data, information, or techniques, or give to any person not authorized by the Company to receive it or any information that is not generally known to anyone other than the Company or that is designated by the Company as "limited," "private, "confidential," or otherwise marked to indicate its confidential nature. With respect to any advise, written or oral, provided by the Consultant pursuant to this Agreement, such advise will be solely for the information and assistance of the Company in connection with the Consultant's services and unless otherwise indicated by the


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Consultant, is not to be used, circulated,  quoted, or otherwise referred to for any other purpose, included in or in reference to, in whole or it part, any registration statement, proxy statement or any other document without the prior written consent of the Consultant.

         9. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

         10. Entire Agreement. This Agreement is a written memorialization of an oral agreement between the parties and shall be considered to be the only agreement or understanding between the parties hereto with respect to the advice and services to be provided by Consultant to the Company. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. This Agreement cannot be modified except by a written document signed by the party to be charged therewith.

         11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Texas.

         AGREED AND ENTERED INTO as of the date first above written.


THE COMPANY                                 CONSULTANT
Restaurant Teams International              Steve Nadroski


By: /s/ Curtis A. Swanson                   By: /s/ Steve Nadroski
    ----------------------------                -------------------
     Its Duly Authorized Officer                    Steve Nadroski